EXHIBIT 2.04

QUOTAS PURCHASE AND SALE AGREEMENT

among
NUTRACEA, A CALIFORNIA CORPORATION

as Purchaser

and
OSMAR TEIXEIRA DO AMARAL BRITO

NEWMAN TEIXEIRA DO AMARAL BRITO

EDILSON TEIXEIRA DO AMARAL BRITO

DARLAN TEIXEIRA DO AMARAL BRITO

SAMUEL AMARAL BRITO JÚNIOR

DARLENE DO AMARAL BRITO COSTA

MARIA ZENIA AMARAL BRITO VILELA

MARIA HELENA AMARAL BRITO FERREIRA

CANDIDA MARIA TEIXEIRA DO AMARAL BRITO

HELENA TEIXEIRA BRITO

ALDOMIRO PEREIRA FALEIRO
as Sellers
IRGOVEL - INDÚSTRIA RIOGRANDENSE DE ÓLEOS VEGETAIS LTDA.

as Intervening Party

dated as of 31st January 2008

QUOTAS PURCHASE AND SALE AGREEMENT

This Quotas Purchase and Sale Agreement (the “Agreement”) is entered into by and among the PARTIES below on January 31, 2008, (the “Execution Date”) and shall become effective on February 4, 2008 (the “Effective Date”):

On one side,

(1) NUTRACEA, a corporation organized and existing in accordance with the laws of the State of California, with head offices and legal domicile in the city of Phoenix, State of Arizona, United States of America, located at 5090 N. 40th Street, Ste 400, AZ 85018, herein represented by its Chief Executive Officer, Mr. Bradley Edson, an American citizen, married, businessman, resident and domiciled in the United States of America, with commercial offices located in the city of Phoenix, State of Arizona, at 5090 North 40th Street, Suite 400, AZ 85018 (hereinafter referred to simply as “NUTRACEA”);

And, on the other,

(2) OSMAR TEIXEIRA DO AMARAL BRITO, a Brazilian citizen, married, businessman, residing and domiciled at Rua Maranhão, 320, 5º andar, in the city of São Paulo, SP, registered as Individual Taxpayer under No. 008.620.458/00;

(3) NEWMAN TEIXEIRA DO AMARAL BRITO, a Brazilian citizen, married, businessman, residing and domiciled at Rua Albuquerque Lins, 848, apto. 162, in the city of São Paulo, SP, registered as Individual Taxpayer under No. 010.744.748/72;

(4) EDILSON TEIXEIRA DO AMARAL BRITO, a Brazilian citizen, married, businessman, residing and domiciled at Rua Guilherme Wetzel, 355, in the city of Pelotas, RS, registered as Individual Taxpayer under No. 076.735.151/72;

(5) DARLAN TEIXEIRA DO AMARAL BRITO, a Brazilian citizen, married, chemical engineer, residing and domiciled Rua Povoas Júnior, 683, in the city of Pelotas, RS, registered as Individual Taxpayer under No. 003.030.031/20;

(6) SAMUEL AMARAL BRITO JÚNIOR, a Brazilian citizen, married, economist, residing and domiciled at Rua T-38, nº 668, apto. 602, Setor Bueno, in the city of Goiânia, GO, registered as Individual Taxpayer under No. 076.429.461/04;

(7) DARLENE DO AMARAL BRITO COSTA, a Brazilian citizen, widow, businesswoman, residing and domiciled at Rua S-51, nº Quadra 59, lote 02, in the city of Anápolis, GO, registered as Individual Taxpayer under No. 692.406.631/34;

(8) MARIA ZENIA AMARAL BRITO VILELA, a Brazilian citizen, married, businesswoman, residing and domiciled at Rua Elvira, 42 Vila Santa Maria de Nazareth, in the city of Anápolis, GO, registered as Individual Taxpayer under No. 283.218.201/15;

(9) MARIA HELENA AMARAL BRITO FERREIRA, a Brazilian citizen, married, businesswoman, residing and domiciled at Rua J-31, 40, Setor Jaó, in the city of Goiânia, GO, registered as Individual Taxpayer under No. 348.055.591/87;

(10) CANDIDA MARIA TEIXEIRA DO AMARAL BRITO, a Brazilian citizen, single, businesswoman, residing and domiciled at Rua Arlindo Costa, 17, in the city of Anápolis, GO, registered as Individual Taxpayer under No. 320.240.531/49;

(11) HELENA TEIXEIRA BRITO, Brazilian, widow, businesswoman, residing and domiciled at Rua Arlindo Costa, 17, in the city of Anápolis, GO, registered as Individual Taxpayer under No. 402.934.911/00; and

(12) ALDOMIRO PEREIRA FALEIRO, a Brazilian citizen, widower, businessman, residing and domiciled at Rua 9-B, Quadra J-3. Don Orlando, Lotes 11/17, nº 182, apto. 1.703, Setor Oeste, in the city of Goiânia, GO, registered as Individual Taxpayer under No. 002.799.001/04 (hereinafter referred to collectively simply as “SELLERS”);

And, as Intervening Party,

(13) IRGOVEL - INDÚSTRIA RIOGRANDENSE DE ÓLEOS VEGETAIS LTDA., a limited liability company organized and in existence in accordance with the laws of the Federative Republic of Brazil, taxpayer’s registration # 87.442.430/0001-41, headquartered in the city of Pelotas, State of Rio Grande do Sul, in the Federative Republic of Brazil, at Avenida Presidente João Goulart, 7351, Distrito Industrial, CEP 96.040-000 (hereinafter referred to simply as “IRGOVEL”)

NUTRACEA and each of the SELLERS, as well as IRGOVEL, as the case may be and if the context so allows, hereinafter referred to individually as “PARTY” and collectively as “PARTIES”,

WHEREAS

A. On November 29, 2007, NUTRACEA and the SELLERS executed a Commitment to Purchase, Sell and Transfer Quotas of a Limited Liability Company’s Capital (the “Commitment”), providing for the promise to sell, assign and transfer quotas representing the total corporate capital of IRGOVEL (the “Acquisition”);

B. In view of the various issues pertinent to the Acquisition and the negotiations towards the conclusion of the Acquisition, the PARTIES agreed upon a further extension of the closing date from January 20, 2007 to February 18, 2008;

C. Under clause two, paragraphs five and six, as well as clause three and clause four of the Commitment, the SELLERS undertook to comply with certain conditions precedent to the closing of the Acquisition, as indicated in Schedule A hereto;

D. The SELLERS, except as mentioned in Schedule B hereto, (i) have provided NUTRACEA with sufficient and satisfactory evidence demonstrating that their obligations in connection with the conditions precedent referred to in the previous paragraph have been performed and (ii) have removed the contingencies capable of impairing the conclusion of the Acquisition and have provided NUTRACEA with sufficient and satisfactory evidence of the measures taken to that effect;

E. The SELLERS wish to sell, and NUTRACEA, through its wholly-owned subsidiary, Nutra SA, LLC, a limited liability company organized pursuant to the laws of the State of Delaware, United States of America, in accordance with the terms below, wishes to purchase, all quotas held by each of the SELLERS in IRGOVEL, comprising the total corporate capital of the company, as set forth in Schedule C to this Agreement, including all rights attached thereto, such as voting rights, the right to receive past, present or future dividends, the right to bonus quotas, the right to subscribe for new corporate capital, and payment to quotaholders by means of reduction of corporate capital and any other right of whatever nature (all collectively hereinafter referred as, the “Quotas”), pursuant to the terms and conditions hereof;

NOW, THEREFORE, the PARTIES, in consideration of the premises and covenants set forth herein, agree as follows:

I. DEFINITIONS AND INTERPRETATION PRINCIPLES

1.1. Definitions. When used in this Agreement or in the Schedules to this Agreement with capitalized bold letters, the following terms and expressions shall have the meanings ascribed to them under this Section I. Other terms not expressly listed below shall have the meanings ascribed to them herein and/or in the Schedules hereto:

Acquisition	has the meaning assigned in the preamble of this Agreement

Agreement	has the meaning assigned in the preamble hereof

Balance Sheet	shall mean the balance sheet of IRGOVEL drawn up for the period ending on November 30, 2007

Balance Sheet Date	shall mean November 30, 2007

Basic Purchase Price	shall have the meaning indicated in clause 3.1. hereof

Brazilian GAAP
shall mean the general accepted accounting principles in force and in effect in the Federative Republic of Brazil, pursuant to Law 6,404, dated as of December 15, 1976, as amended thereafter, and the Brazilian Civil Code, as well as the accounting methods, procedures and regulations issued by the Brazilian Accountants Institute - IBRACON and the Federal Accounting Council - CFC, consistently applied.

Business	shall mean the production of rice oil, rice bran livestock feed and other rice bran products, as indicated in Schedule D hereto.

Business Day
shall be any day on which commercial banks in the municipality of São Paulo, State of São Paulo, Brazil, Pelotas, State of Rio Grande do Sul, Brazil, and Phoenix, Arizona, United States, are open to the public under regular business hours and carrying their normal business activities.

Closing Date	shall mean February 18, 2008

Closing Statement
shall mean the closing statement to be issued in accordance with the terms of this Agreement, as per Schedule P, establishing the Final Purchase Price to be paid by NUTRACEA to the SELLERS as consideration for the purchase of the Quotas

Confidential Information
shall mean all information related to the Business or any of the Parties, including any information related to any legal, financial, commercial, economic or accounting data; information on shareholders’ relations, marketing, sales and dispute proceedings; information on industrial processes, plans or projects; technical data or knowledge; trade secrets; market opportunities and strategies, except for such data that is already generally known or available to the public in general, without a breach of any confidentiality agreement.

Control
when used with respect to any Person, means the power, directly or indirectly, to direct, determine, manage, control or cause the direction of the management, business, operations, activities, investments or policies of such Person, whether through the ownership of equity in such Person, by contract or otherwise, and the terms “controlling”, “controlled by” and “under common control with” shall be construed accordingly.

Effective Date	shall mean February 4, 2008

Environmental Laws	shall have the meaning described in clause 4.23.

Escrow Account Deposit	means the amounts of the purchase price that shall be retained by NUTRACEA as collateral for contingent liabilities, in accordance with this Agreement and the Escrow Agreement.

Excluded Assets	shall mean all assets which, under the mutual agreement of NUTRACEA and the SELLERS are excluded from the Acquisition and shall be retained by the latter.

Execution Date	has the meaning set forth in the preamble of this Agreement

Final Purchase Price	shall have the meaning indicated in clause 3.5. hereof

Financial Statements
shall mean the consolidated financial statements (the Balance Sheet and the income statement) of IRGOVEL prepared for the period ending on the Balance Sheet Date, a copy of which is attached hereto as Schedule F.

ICMS Credit
shall mean the credits derived from the payment of the Tax on Operations related to the Circulation of Goods and on the Rendering of Interstate and Inter-Municipal Transportation Services and Communication Services (ICMS) accrued by IRGOVEL in its operations, as a result of certain exemptions provided for to IRGOVEL’s operations by law.

Initial Deposit of Funds	means the deposit of the amount of USD 500,000.00 (five hundred thousand US Dollars) transferred by NUTRACEA, in accordance with clause five of the Commitment

Intellectual Property	shall mean all domestic and foreign intellectual property presently owned, possessed, used or held by IRGOVEL.

Inventory
shall mean all inventory of IRGOVEL, including without limitation, raw materials, work in process and finished products, packaging, unused spare parts, items purchased for distribution or resale and items which have been ordered or purchased by IRGOVEL, including inventory shown on the Financial Statements or acquired thereafter in the ordinary course of business.

Indemnified Party	shall have the meaning assigned in clause 6.7.

Indemnifying Party	shall have the meaning assigned in clause 6.7.

Losses
shall mean any damage, loss, cost or expense (including costs of investigation and defense and reasonable attorneys’ and accountants’ fees) effectively incurred by a Party as a result of (i) the violation, breach or inaccuracy in any of the representations and/or warranties provided by the other Party in this Agreement; or (ii) the unremedied default by the other Party of its obligations hereunder.

Material Adverse Change	shall have the meaning assigned in clause 4.11.

NUTRACEA
has the meaning assigned in the preamble of this Agreement and/or means any wholly-owned subsidiary of NUTRACEA, including Nutra SA, LLC, mentioned above, which may be indicated by NUTRACEA to comply with the pertinent obligations undertaken by it hereunder, including the payment of the Final Purchase Price and the deposit of funds into the Escrow Account

Party	shall have the meaning assigned in the preamble to this Agreement.

Parties	shall have the meaning assigned in the preamble to this Agreement.

Person	means any individual, corporation, partnership, firm, joint venture, association, organization, joint stock company, trust, unincorporated organization or other entity.

Provisional Closing Statement
shall mean the provisional closing statement to be issued in accordance with the terms of this Agreement, as per Schedule E, establishing the Purchase Price to be paid by NUTRACEA to the SELLERS as consideration for the purchase of the Quotas

Purchase Price	shall have the meaning described in clause 3.2.

Quotas	has the meaning indicated in whereas “E” hereinabove.

Related Party
shall mean (i) any Person that has been, is or becomes a partner or a shareholder with an equity investment representing more than 10% (ten percent) of the capital stock of any company formed or that happens to be formed by any of the SELLERS in the future or a director, officer, manager, employee, associate, representative, attorney in fact and/or advisor or service provider of any of the SELLERS; (ii) the spouse, companion or any of the relatives up to the third degree of any of the individuals mentioned in item (i) above; or (iii) any Person that directly, or indirectly through one or more intermediaries, controls, or is under common control with any of the SELLERS or any of the Persons listed in item (i).

Rice Bran Credit
shall mean the ICMS credit accrued by IRGOVEL in certain export operations, which ICMS credit was transferred to the company named Coradine Alimentos Ltda., as per relevant authorization granted by the competent tax authorities, in exchange for receipt of rice bran to be delivered on January, 2008 and February 2008

SELLERS	has the meaning assigned in the preamble of this Agreement.

Subsidiary	means, with respect to any Person, any entity controlled directly or indirectly by such Person.

Territory	shall mean the territory of the Federative Republic of Brazil, in accordance with the pertinent Brazilian laws

1.2. Interpretation Principles. This Agreement shall be construed in accordance with the following principles:

1.2.1.	The headings and captions herein are inserted for convenience of reference only and shall not limit or construe the clauses, paragraphs or Sections to which they apply.

1.2.2.	The terms “include”, “including”, and similar terms shall be construed as if followed by the phrase “without limitation”.

1.2.3.	Whenever required by the context, references in this Agreement in the singular shall include the plural and vice versa, and the masculine gender shall include the feminine gender and vice versa.

1.2.4.	References to any document or other instruments include all amendments, replacements and restatements thereof and supplements thereto except where expressly provided otherwise.

1.2.5.	Unless otherwise expressly stated herein, references to Clauses, Sections, or Schedules are to Clauses, Sections and Schedules of this Agreement.

1.2.6.	All references to Persons include their successors, and permitted transferees, designees and assignees.

1.2.7.	The language in all parts of this Agreement shall in all cases be construed simply and according to its fair meaning, and not strictly for or against any of the Parties hereto.

II. PURCHASE AND SALE OF QUOTAS

2.1. Subject to the terms and conditions set forth in this Agreement, the SELLERS agree to sell, transfer and deliver the Quotas to NUTRACEA, and NUTRACEA agrees to purchase the Quotas from the SELLERS, together with all rights, title and interest attached thereto, for the consideration specified under Section 3 hereinbelow.

2.2. In order to complete the purchase and sale of the Quotas, the SELLERS and NUTRACEA agree to carry out the following actions:

2.2.1.	NUTRACEA, upon receiving the Closing Statement, and on the Closing Date shall have the Final Purchase Price transferred to the SELLERS in accordance with the provisions of Section III hereof.

2.2.2.
Concomitantly with the receipt of confirmation by the SELLERS that the Final Purchase Price has been transferred in accordance with this Agreement, as per clause 3.5.1 below, NUTRACEA and the SELLERS shall cause the relevant amendment to the articles of association of IRGOVEL, providing for the transfer of title to all Quotas from SELLERS to NUTRACEA to be executed, in the form of Schedule G hereto.

III. PURCHASE PRICE AND ESCROW ACCOUNT

3.1 The basic consideration to be paid by NUTRACEA to the SELLERS for the purchase of the Quotas hereunder is USD 14,080,000.00 (fourteen million, eighty thousand US Dollars) (the “Basic Purchase Price”).

3.2. Notwithstanding clause 3.1. above, the PARTIES agree that the Basic Purchase Price shall be, as of the Closing Date and in accordance with the Closing Statement: (i) increased by the usable inventory of semi-manufactured and manufactured products, raw materials, warehouse goods (new parts not having been used for replacement purposes), packaging and industrial consumption materials, the ICMS Credit and the Rice Bran Credit, the cash balance, bank account balances, account receivables and financial investments of IRGOVEL; and (ii) reduced by liabilities indicated in Schedule H (the “Purchase Price”).

3.2.1. The total amount of the account receivables collected within 120 days after the Closing Date shall be used to offset accounts payable and short, medium and long term debts existing at the Closing Date. However, after 120 (one hundred and twenty days) after the Closing Date the occasional positive or negative balance between the account receivables actually collected by IRGOVEL and the accounts payable and short, medium and long term indebtdness shall be either, respectively, paid by IRGOVEL to the SELLERS or offset by NUTRACEA from the second installment of the Final Purchase Price, pursuant to the mechanism of clause 3.7.3.

3.2.2. The Initial Deposit of Funds transferred by NUTRACEA in accordance with the Commitment will be returned to NUTRACEA.

3.3. The Purchase Price shall be described in the relevant Provisional Closing Statement to be issued on the Effective Date in the form of Schedule E hereto, taking into consideration the provisions of clause 3.2. above.

3.4. KPMG Transaction and Forensic Services Ltda. (“KPMG”) is hereby appointed on an irrevocable basis by the SELLERS and NUTRACEA in order to verify and value, until the Closing Date, the existing usable inventory of semi-manufactured and manufactured products, raw materials, warehouse goods, packaging and industrial consumption materials (the “Inventory”), pursuant to clause 3.2. above.

3.5. The valuation report of the Inventory issued by KPMG after the Effective Date shall cause an adjustement of the Purchase Price and the issuance of the Closing Statement, in its final version, in the form of Schedule P hereto. The PARTIES hereby agree that the report related to the Inventory issued by KPMG shall be binding upon them in accordance with its terms.

3. 6. As collateral for potential contingent liabilities, as described in Schedule H hereto, USD 2,022,817.00 (two million twenty-two thousand eight hundred and seventeen US Dollars) shall be deposited by NUTRACEA into an escrow account to be opened and managed in accordance with the terms of this Agreement, and Schedule I hereto and the escrow agreement (“Escrow Agreement”) that shall be entered by between NUTRACEA and the SELLERS with a bank operating in the United States of America (the “Escrow Agent”).

3..6.1. The Escrow Agreement referred to in clause 3.6. above shall be entered into by  NUTRACEA and SELLERS in accordance with the terms and conditions ser forth in  Schedule I hereto and those terms and conditions that will be specified by the Escrow  Agent in accordance with the relevant Escrow Agreement.

3. 7. On the Closing Date, NUTRACEA shall (i) pay to the SELLERS, proportionally to the relevant equity interest held by each of them in IRGOVEL’s equity capital, 95% (ninety-five percent) of the Final Purchase Price, deducted by the Escrow Account Deposit, in immediately available funds, via wire transfer pursuant the payment instructions set forth in Schedule J hereto; and (ii) transfer the Escrow Account Deposit in accordance with the provisions hereof and those of the Escrow Agreement.

3.7.1
Immediately upon making of the payment of the Final Purchase Price, as indicated under clause 3.7. above, NUTRACEA shall deliver to the SELLERS a copy of the swift confirmation of the relevant wire transfer or a copy of any document indicating that such event has occured.

3.7.2	The remaining installment of the Final Purchase Price, equivalent to 5% (five percent), shall be paid within 120 (one hundred and twenty) days as of the Closing Date.

3.7.3
NUTRACEA may offset the amounts of any Loss hereunder against the payment of the remaining installment of the Final Purchase Price should any event of Loss occur between the Closing Date and the date of the actual payment of the remaining two installments of the Final Purchase Price.

IV. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

IV.A. GENERAL AND CORPORATE MATTERS

4.1. General. The SELLERS undertake that until the Closing Date all representations and warranties made under this Section IV shall be true and correct in all material respects.

4.2. Organization and Conduct of Business. IRGOVEL is a company duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil. It has obtained all registrations and permits necessary, and it has the corporate and legal capacity required, to operate and conduct the Business. All necessary registrations and permits allowing IRGOVEL to conduct the Business are valid and in effect and the conclusion of the Acquisition will not cause their termination, revocation, suspension, expiration or any other event that may interrupt their validity.

4.3. Bankruptcy and/or Liquidation Procedures. IRGOVEL is not subject to any bankruptcy, judicial or extrajudicial restructuring, or liquidation procedure, voluntary or not, nor have any bankruptcy, judicial or extrajudicial restructuring, liquidation or similar procedures been applied for or threatened or initiated by any third party against it to the best knowledge of the SELLERS.

4.4. Due Authorizations; Enforceability. The SELLERS have taken all actions necessary to authorize them to enter into and perform their respective obligations hereunder. This Agreement is the legal, valid and binding obligation of the SELLERS, enforceable against them in accordance with its terms.

4.5. No Conflict; No Violation; No Consents. Neither the execution and delivery of this Agreement, nor the performance of the obligations hereunder by the SELLERS, nor the implementation of the provisions set forth herein will (with or without the giving of notice or lapse of time): (i) violate or conflict with any provision of the organizational documents of IRGOVEL; (ii) violate, breach or otherwise constitute or give rise to an acceleration of any obligations, or imposition of any lien, or a default or a penalty, under any contract, commitment or other obligation which is relevant to IRGOVEL (including its corporate documents); (iii) violate or conflict with any statute, ordinance, law, rule, regulation, license or permit, judgment or order of any court or other governmental or regulatory authority to which either IRGOVEL or any of the SELLERS is subject; or (iv) require any consent, approval or authorization of, notice to, or filing or registration with any Person, entity, court or governmental or regulatory authority, except as otherwise provided for hereunder or as required by the laws of the Federative Republic of Brazil.

4.6. Foreign Direct Investment, Exchange and Foreign Trade Issues. Except as provided in Schedule H hereto, (i) all foreign direct investment events concerning the equity participation previously held by Mr. David Zigart Resyng in IRGOVEL were registered in the Brazilian Central Bank Information System (the “Sisbacen”) in a timely manner and in accordance with the applicable laws and regulations; (ii) all obligations accessory to the foreign direct investments made in IRGOVEL by Mr. David Zigart Resyng, including the registration of the Annual Declarations of Economic and Financial Information and the Census of Foreign Capitals in Brazil, organized by the Brazilian Central Bank, were timely and duly registered in the Sisbacen, in accordance with the applicable laws and regulations; (iii) to the best knowledge of the SELLERS, the Brazilian Central Bank has not issued nor has it threatened to issue penalty assessment notifications in connection with any failure by IRGOVEL to comply with pertinent foreign direct investment related obligations, including those foreseen by Law 4,131, dated as of September 3, 1962 and correlate regulations; (iv) all exchange transactions entered into by IRGOVEL were completed in accordance with the applicable laws and regulations; (v) to the best knowledge of the SELLERS, the Brazilian Central Bank has not issued nor has it threatened to issue penalty assessment notifications in connection with any failure by IRGOVEL to comply with pertinent exchange related obligations; (vi) IRGOVEL is duly registered with Ministry of Development, Commerce and Foreign Trade and the Brazilian Federal Revenue Services as an importer and exporter; (vii) all import and export transactions entered into by IRGOVEL were completed in accordance with the applicable laws and regulations; (viii) to the best knowledge of the SELLERS, the Brazilian Central Bank has not issued nor has it threatened to issue penalty assessment notifications in connection with any failure by IRGOVEL to comply with pertinent foreign trade related obligations.

4.7. Capital Stock. IRGOVEL’s total capital stock, as of the date hereof until the Closing Date (i) is in the amount of R$ 500.000,00 (five hundred thousand Brazilian Real), (ii) has been validly subscribed for and paid-in, (iii) and is allocated pursuant to Schedule C hereto. The Quotas held by the SELLERS are free and clear of any claims, oppositions, in rem guarantee rights, encumbrances, liens, options, debts, pledges, usufruct, preemptive rights, rights of first refusal or agreements with third parties or charges of any kind whatsoever. There are no options, warrants, convertible bonds, subscription rights or other rights of third parties, including of former quotaholders, agreements or commitments of any kind obligating the SELLERS or IRGOVEL to issue or sell any participation, or any participation with special rights, new quotas or any class of any quotas convertible into or exchangeable for any of the quotas, or to repurchase or redeem any of the quotas.

4.8. Financial Statements. The Financial Statements (i) present fairly in all material respects the financial position and results of the operations of IRGOVEL for the periods then ended, and (ii) have been prepared in accordance with the Brazilian GAAP, consistently applied. Since the Balance Sheet Date up through the Closing Date, no Material Adverse Change has occurred or will occur which might impact in a material way the condition (financial or otherwise), business, operations, liquidity, property, assets, liabilities, obligations, or prospects of IRGOVEL or the Business.

4.9. Subsidiaries. IRGOVEL does not have any subsidiaries nor does it own any equity security or have any investment in loans or advances to, or other interests in, directly or indirectly, any joint venture, partnership, firm, corporation, consortium or other entity, including rights or obligations to acquire any such interest.

4.10. Spin-off and Excluded Assets. The assets indicated in Schedule K hereto object of a spin-off conducted by the SELLERS on December 10, 2007 and the Excluded Assets were not in any way related to the Business or to the Business activities developed at IRGOVEL’s facilities and hence the assignment thereof from IRGOVEL to Etron - Empreendimentos e Participações Ltda., a company duly organized and in existence in accordance with the laws of the Federative Republic of Brazil, will not in any way cause a Material Adverse Change to IRGOVEL or the Business, after the Acquisition is complete. The spin-off has been approved under the amendment to IRGOVEL’s Articles of Association dated of December 10, 2007, duly filed with the Board of Trade of the State of Rio Grande do Sul under No. 2924943 and registered therewith on January 8, 2008, and completed in accordance with the applicable law, and so this operation will not in any way create a liability to IRGOVEL, including any liability which may be assessed in view of the applicable corporate, tax, labor, environmental or civil or commercial laws and regulations.

4.11. Development of Business. Since the Balance Sheet Date and until the Closing Date, IRGOVEL has operated only in its ordinary course of business as it stands on the date hereof in a manner consistent with past practices and there has been no change in the sales, profits, business, operations, properties, assets, condition (financial or otherwise) of IRGOVEL that could result in any Material Adverse Change. For the purposes of this Agreement, “Material Adverse Change” means the occurrence of any event resulting in a loss of shareholders’ equity value greater than R$ 500.000,00 (five hundred thousand Brazilian Real). Without limiting the foregoing, since the Balance Sheet Date, IRGOVEL has not:

(i) mortgaged, pledged or subjected to any lien or granted any interest in or placed any encumbrance upon, the properties or assets of IRGOVEL;

(ii) sold, transferred, leased or otherwise disposed of any property or asset of IRGOVEL, including but not limited to trademarks, trade names, trade dress, copyrights, trade secrets, customer lists, phone numbers, domain addresses, websites and all intellectual property owned by IRGOVEL, except for the Excluded Assets and the assets involved in the spin-off, as per Schedule K hereto, or for the sale of inventories of finished goods or certain minor items effected in the ordinary course of business as it stands on the date hereof;

(iii) cancelled or compromised with any debt or claim, or waived or released any material rights of IRGOVEL, except as indicated in Schedule A, Schedule B and Schedule K hereto;

(iv) amended, modified or waived any provisions of or agreed to terminate any material contract;

(v) incurred the loss of any important customer or supplier or any change in the Business or any damage, destruction or loss (whether or not covered by insurance), which would cause a Material Adverse Change;

(vi) encountered any significant actual labor problems;

(vii) transferred or granted any rights under or entered into any settlement regarding the breach or infringement of any intellectual property;

(viii) instated, settled or agreed to settle any litigation or action before any court or government body, or waived or surrendered any rights, except as provided for in Schedule A and Schedule B hereto;

(ix) made any purchase commitment in excess of the ordinary and usual requirements or at any price substantially in excess of the then current market price, or made any change in its selling, pricing, advertising or personnel practices;

(x) made any commitment to make any capital expenditures other than in the ordinary course of business as it stands on the date hereof;

(xi) incurred any liabilities other than in the ordinary course of business as it stands on the date hereof;

(xii) except for the settlement with former partner David Zigart Resyng and with Banco do Brasil S/A, as mentioned in Schedule A and Schedule B hereto, discharged or paid, or agreed to discharge or pay, any obligation or liability other than current liabilities in the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business as it stands on the date hereof;

(xiii) granted any guarantee to third parties with respect to any obligation or liability; or

(xiv) caused any revaluation of fixed assets.

4.11.1. The SELLERS and IRGOVEL agree not to give rise to, or cause any the occurrence of, any of the events mentioned in clause 4.11. above, as from the date hereof and the Closing Date. The SELLERS and IRGOVEL shall comply with any all restriction mentioned in this Agreement with respect to the development of Business as from date hereof and the Closing Date.

4.12. Profits. IRGOVEL is not committed to pay to any entity, including its quotaholders, any part of its profits (whether in the form of profits or advance on profits, director’s fees, profit sharing for promoters, broker’s fees or under any other profit sharing or incentive plan or similar) or to return any part of its capital.

4.13. No Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the SELLERS.

4.13.1 The SELLERS acknowledge to be solely responsible for the payment of fees due to the law firm Lauvir de Quevedo Barboza e Advogados Associados, in connection with the Acquisition, as contemplated in this Agreement, and pursuant to Legal Services Agreement mentioned in Section 3 - “Services Agreement”, chart 4 - Legal Services Agreement - Lauvir de Quevedo Barboza e Advogados Associados, of Schedule L hereto.

4.14. Real Property. IRGOVEL has good and marketable title, as well as free possession to all of its real estate properties, which are free and clear of any liens, encumbrances or mortgages. Except as stated in Schedule H hereto, IRGOVEL’s interests in such properties have been properly recorded at the relevant registries and the present use thereof is in accordance with applicable regulation, including zoning requirements and Environmental Laws.

4.15. Assets. All assets used by IRGOVEL in connection with the Business, including land, buildings, vehicles, installations and machinery, have been properly maintained and are in good physical and operating conditions, ready to operate, normal wear and tear excepted, and are suitable and adequate for the respective purposes for which they are intended, and shall remain in that condition for at least 90 (ninety) days after the Closing Date.

4.16. Contracts. Except as set forth in Schedule H, IRGOVEL is not a party to any contracts or agreements other than those executed in customary transactions in the ordinary course of business as it stands on the date hereof. All contracts and transactions with third parties were entered into on an arm’s length basis and in customary transactions in the ordinary course of business as it stands on the date hereof. Schedule L hereto contains a true and updated list of the contracts that are material for the businesses of IRGOVEL or establish a material obligation to IRGOVEL.

4.16.1.
Except as disclosed in Schedule H hereto, IRGOVEL is not a party to any contract that (i) can be terminated by the other party as a result of a change in control of IRGOVEL; (ii) restricts the kinds of businesses in which IRGOVEL may engage or the geographical area in which IRGOVEL may conduct business; (iii) is a joint venture, partnership or similar agreement; (iv) is an agreement under which IRGOVEL has advanced or loaned any amount to the SELLERS or any of their Related Parties; or (v) is an agreement concerning confidentiality or non-competition.

4.16.2.
No Related Party of any of the SELLERS (i) is a director, officer, stockholder or employee of, or consultant to or owns, directly or indirectly, any interest in, any competitor, franchisee, supplier or customer of IRGOVEL, or is in any way associated with or involved in the business of IRGOVEL; (ii) owns, directly or indirectly, in whole or in part, any property, asset or right, tangible or intangible, which is associated with any property, asset or right owned by IRGOVEL, or which IRGOVEL presently is operating or using or the use of which is contemplated for the businesses of IRGOVEL; or (iii) has any contractual relationship with IRGOVEL.

4.17. Customers, Suppliers, Commercial Agents and Distributors. No customer, supplier, commercial agent or distributor that has maintained a commercial relationship with IRGOVEL during each of the last three fiscal years is currently threatening any material modification or change in the business relationship maintained with IRGOVEL, nor has IRGOVEL received any notifications to that effect until the date hereof.

4.18. Inventory Levels. The inventory levels of raw materials, semi-manufactured and manufactured products, work in progress materials, raw materials, warehouse goods, packaging and industrial consumption materials shall not be lower than those indicated in the Balance Sheet.

IV.B. LABOR MATTERS

4.19. Except as set forth in Schedule H hereto, there are no labor lawsuits or cases pending against IRGOVEL relating to employees, commercial or self-employed representatives, and the SELLERS are not currently aware of any pending or threatening proceeding related to strikes, work stoppages, slave or child work or labor claims on the part of its employees; (ii) there are no collective bargaining or union agreements, and (iii) no labor extrajudicial practices are in contrast with the applicable Brazilian laws and no additional values than those indicated in the due diligence are due or will become due.

4.20. Since the Balance Sheet Date, IRGOVEL has not adopted, entered into, amended, altered or terminated any employment contract, any collective employee benefit plan or agreement, nor has it raised salaries, benefits, bonus schemes, wages, remuneration, pension plans or any other benefits to which its employees are entitled now or in the future, except for merit-based increase in compensation consistent with past practice, or hiring and dismissal of employees other than in the ordinary course of business as it stands on the date hereof. Further, IRGOVEL has not entered into any agreements with any of its managers and/or employees hitherto, grating them any right to receive any compensation or benefits due the termination or the occasional termination of their employment or services agreement as a result of the Acquisition or after the completion of the Acquisition, including severance pay, cash bonuses or other.

4.21. Except as provided for in Schedule H hereto, all labor obligations and social security contributions have been duly paid by IRGOVEL and there are no additional outstanding debt or liabilities whatsoever related to any of its labor or social security obligations under the laws of the Federative Republic of Brazil. The SELLERS further represent and warrant that IRGOVEL has not created nor has it agreed to fund any pension plans.

IV.C. INTELLECTUAL PROPERTY

4.22. Schedule M hereto sets forth a correct and complete list of all domestic and foreign intellectual property (the “Intellectual Property”) owned by, licensed to, or otherwise held by, IRGOVEL which is material to the conduct of Business, consisting of all registered, or otherwise, trade names, brand names, trademarks, service marks, copyrights and, whether registered or unregistered where applicable, applications relating to each of the foregoing. Except as provided in Schedule H hereto, IRGOVEL is the title owner and has filed for registration with the National Industrial Property Institute (INPI) or other appropriate governmental or international authority each of the items of intellectual property listed in such Schedule M. The Intellectual Property comprises all intellectual property needed by IRGOVEL to carry out its activities as they are currently conducted, without violating any third-party rights.

4.22.1.
Except as indicated in Schedule H hereto, there is no action pending that has been filed against the SELLERS or IRGOVEL as a result of the violation or alleged violation of any trademark, trade name, patent, patent license or any other form of intellectual property protection, and, to the best knowledge of the SELLERS, there has been no violation by third parties of any Intellectual Property owned by, licensed to, or otherwise held by, IRGOVEL which is material to the conduct of Business.

IV.D. LITIGATION

4.23. Litigation. Except for the provisions of Schedule H hereto, IRGOVEL is not either a plaintiff or a defendant in any material pending litigation, arbitration, claim, suit, action or other proceeding (including any action, claim, suit or investigation filed by any federal, state or municipal government agencies in the Federative Republic of Brazil or abroad), relating to or affecting any of IRGOVEL’s equity securities, assets or properties.

IV.E. ENVIRONMENTAL MATTERS

4.24. IRGOVEL is in compliance, in all material aspects, with the applicable federal, state, local and foreign laws, regulations, court orders, permits and approvals relating to public health or the environment, pollution control, or hazardous substances, as established in the applicable laws and regulations (“Environmental Laws”).

4.25. Except as provided in Schedule H hereto, IRGOVEL has not received any claim, notice, complaint, court order, administrative order, or request for information from any governmental authority or private party (i) alleging violation of, or asserting any surpass or non-compliance with any Environmental Laws by it; (ii) asserting potential liability; (iii) requesting information; or (iv) requesting investigation or clean-up of any site pursuant to any Environmental Laws, in each case in connection with the conduct of the Business by IRGOVEL

4.26. All suppliers of raw materials to IRGOVEL, to the best knowledge of the SELLERS, are in compliance with the Environmental Laws, or otherwise their non-compliance with the Environmental Laws shall not cause any material adverse impact to IRGOVEL.

IV.F. TAX MATTERS

4.27. Taxes. Except as otherwise described in Schedule H hereto, IRGOVEL (i) has paid its tax obligations due and payable prior to the date hereof, (ii) has properly reserved, and allocated, resources for the payment of all taxes related to the operations of IRGOVEL prior to the Closing Date; (iii) has arranged the payment of its tax obligations due and payable until the Closing Date, and (iv) has performed all its material ancillary tax obligations (including the submission of income tax returns) in a timely manner as required by applicable law. All income tax returns are true, correct and complete in all their material aspects. Except as described in Schedule H, no fine or penalty imposed by the competent governmental authorities due to lack of payment, late payment of any taxes due by the date hereof, or arising from out the lack of, or delay in, the performance of ancillary tax obligations, or further arising out of any tax due diligence conducted by the tax authorities, was left outstanding or failed to be object of a timely submitted plea, whether in the judicial or extrajudicial sphere of the jurisdiction involved.

IV.G. FINAL REPRESENTATIONS AND WARRANTIES

4.28. By-laws and Articles of Association. There have been no amendments to the by-laws and articles of association of IRGOVEL since the Balance Sheet Date, except for the amendment to the articles of association of IRGOVEL approving its spin-off dated of December 10, 2007, duly filed with the Board of Trade of the State of Rio Grande do Sul under No. 2924943 and registered therewith on January 8, 2008.

4.29. Bank Accounts. A complete and correct list of the bank accounts of IRGOVEL is attached as an integral part of this Agreement as Schedule N.

4.30. Powers of Attorney. A list of all powers of attorney currently in effect and granted by IRGOVEL to third parties, for any reason whatsoever, is attached hereto as Schedule O.

4.31. Recording of Transactions in Commercial and Accounting Books. All of IRGOVEL’s transactions were properly recorded in the respective commercial and tax accounting books.

4.32. No other representations and warranties. Except for the representations and warranties contained in this Agreement, the SELLERS make no other express or implied representations or warranties on behalf of or with respect to the SELLERS themselves or IRGOVEL.

V. REPRESENTATIONS AND WARRANTIES OF NUTRACEA

5.1. General. NUTRACEA undertakes that until the Closing Date all representations and warranties made under this Section V are true and correct in all material respects.

5.2. Organization. NUTRACEA is duly organized, validly existing and in good standing under the laws of the State of California, United States of America.

5.3. Authority to Sign and Perform Agreements. NUTRACEA has the full right, power and authority to enter into, sign and deliver this Agreement, and perform its obligations hereunder, in accordance with the provisions hereof.

5.4. Due Authorization; Enforceability. NUTRACEA has taken all actions necessary to authorize the execution of this Agreement and to perform its obligations hereunder. This Agreement is a legal, valid and binding obligation of NUTRACEA, enforceable against it in accordance with its respective terms.

5.5. No Conflict; No Violation; No Consents. Neither the execution and delivery of this Agreement, nor the performance by NUTRACEA of any and all of its obligations hereunder, nor the implementation of the transactions set forth herein will (with or without the giving of notice or lapse of time): (i) violate or conflict with any provision of the organizational documents of NUTRACEA; (ii) violate, breach or otherwise constitute or give rise to an acceleration of any obligations, or imposition of any lien, or a default or a penalty, under any contract, commitment or other obligation which is relevant for NUTRACEA, to or by which NUTRACEA is a party or is bound (including its corporate documents); (iii) violate or conflict with any statute, ordinance, law, rule, regulation, license or permit, judgment or order of any court or other governmental or regulatory authority to which NUTRACEA is subject; or (iv) require any consent, approval or authorization of, notice to, or filing or registration with any Person, entity, court or governmental or regulatory authority, except as otherwise provided for herein or as required by the laws of the Federative Republic of Brazil and/or the United States of America.

5.6. No Adverse Litigation. NUTRACEA is not a party to any pending litigation or proceeding which seeks to enjoin or restrict it to perform its obligations hereunder, nor is any such litigation threatened against NUTRACEA. Furthermore, there is no litigation pending or, to the best knowledge of NUTRACEA, threatened against it, which, if decided adversely to NUTRACEA, could adversely affect its ability to conclude the transactions contemplated herein.

5.7. No Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of NUTRACEA.

5.8. Purchase Price. NUTRACEA has sufficient cash or cash equivalents available to pay the Final Purchase Price and understands that the Final Purchase Price, as set forth herein, is the fair price for the Quotas.

VI. INDEMNIFICATION

6.1. Each PARTY shall indemnify and hold the other PARTY harmless from any Losses actually incurred, subject to the limitations provided in this Section VI.

6.2. The PARTIES’ obligation to indemnify under this Section VI shall remain valid for the same period of time as that of the statute of limitations applicable to the pertinent claim that might be brought against and IRGOVEL, due to an event originated prior to the Closing Date.

VI.A INDEMNIFICATION AND REIMBURSEMENT BY THE SELLERS

6.3 Except for the contingent liabilities identified by NUTRACEA and listed in the pertinent Schedules hereto, which amounts will be retained by NUTRACEA pursuant to this Agreement and the Escrow Agreement until the pertinent applicable statute of limitations has elapsed, or the contingent liability is eliminated by the SELLERS according to satisfactory evidence presented to NUTRACEA and without prejudice but in addition to SELLERS’ obligations and liabilities contemplated in the sole paragraph of article 1,003 of the Brazilian Civil Code, the SELLERS shall fully and without exception indemnify and hold NUTRACEA, its subsidiaries and affiliates, directors, offices and any and all personnel, as well as third parties contracted by NUTRACEA, proportionately to their equity participation in IRGOVEL, as indicated in Schedule C hereto, harmless from: (a) any and all claims, losses and damages arising out of or in connection with the non-fulfillment of corporate, foreign investment, exchange and foreign trade, labor, social security, tax, intellectual property, civil, commercial and environmental law obligations and any other of whatever nature, due to an event arising prior to the Closing Date; (b) any lawsuit which has not been resolved by judicial determination or settlement prior to the Closing Date or regardless of is filing date is related to facts occurred or rights partially or totally vested prior to the Closing Date, whether grounded in products liability, negligence, environmental liability, trademark or patent infringement, tax matters, employment and social security related matters, civil, commercial and corporate matters, or otherwise; and (c) any regulatory action of the Brazilian federal, state or municipal government authorities, including regulatory actions related to the failure of IRGOVEL to comply with environmental, zoning, foreign investment, exchange and foreign trade, health and safety regulations for any period prior to the Closing Date or arising from IRGOVEL’s acts or omissions prior to the Closing Date.

6.3.1 Without limiting the generality of the preceding paragraph, SELLER shall indemnify and hold NUTRACEA, its subsidiaries and affiliates, directors, offices and any and all personnel, or third parties contracted by NUTRACEA, harmless from the following:

(i) any liability for taxes, fines, penalties or other amounts attributable to the construction, remodeling and enlargement of, or any other actions taken by IRGOVEL in regard to, IRGOVEL’s facilities, arising prior to the Closing Date.

(ii) any liability relating to IRGOVEL’s obligations and compliance obligations as regards zoning and Environmental Laws, arising prior to the Closing Date.

(iii) any unaccounted or unpaid liabilities relating to IRGOVEL’s tax obligations for periods prior to the Closing Date.

(iv) any liabilities arising out of litigation pending as of the Closing Date, including: (a) civil and commercial litigation; (b) tax litigation; and (c) labor and social security litigations.

(vi) any liability for any failure by IRGOVEL to comply with the applicable foreign direct investment, exchange and foreign trade obligations due to an event prior to the Closing Date.

6.3.2 Except as otherwise provided in this Section VI, the SELLERS shall indemnify and hold NUTRACEA, its subsidiaries and affiliates, directors, officers and any and all personnel, as well as third parties contracted by NUTRACEA, harmless from any Losses (i) with an individual value over R$ 5.000,00 (five thousand Brazilian Real) (adjusted for inflation in accordance with the positive variation of the Índice Geral de Preços - Mercado, computed by Fundação Getúlio Vargas (“IGP-M”) or (ii) where individual value of any Losses is lower than R$ 5.000,00 (five thousand Brazilian Real) (adjusted for inflation in accordance with the positive variation of the Índice Geral de Preços - Mercado, computed by Fundação Getúlio Vargas (“IGP-M”), accumulated Losses, regardless of the event from which they derive, are higher than R$ 100.000,00 (one hundred thousand Brazilian Real (adjusted for inflation in accordance with the positive variation of the Índice Geral de Preços - Mercado, computed by Fundação Getúlio Vargas (“IGP-M”)), cumulatively. In any event, the maximum indemnification value payable by the SELLERS to NUTRACEA shall always be limited to the overall amount of the Final Purchase Price.

6.3.2.1. For the avoidance of doubt, the PARTIES expressly acknowledge that the individual amount of Losses set forth in clause 6.3.2. above constitutes a threshold for the payment of the indemnifiable Losses hereunder.

6.3.2.2. In the events mentioned in clause 6.3.2., NUTRACEA shall cause to be delivered to the SELLERS a letter containing the claim in reasonable detail with respect to such claim, so that the SELLERS may decide whether they will answer the claim or request contained in such action, or prepare a defense, in accordance with this Section VI.

6.3.3. In the event the SELLERS decide to recognize their default with respect to any such claim or request, they shall provide NUTRACEA with the funds required by the time they become due.

6.3.4. In the event the SELLERS, at their expense and risk, decide to file the proper defense, NUTRACEA and/or IRGOVEL shall, at SELLERS’ expense, grant the specific powers to a lawyer chosen by the SELLERS to handle the case. The SELLERS shall consequently assume all resulting risks, and supply the necessary assets and/or funds to secure and file such defense and pay the resulting costs thereof, including legal and accounting fees and loss of suit, by the time they become due. In any event, NUTRACEA may supervise and follow up the proceedings by means of assisting counsel, and shall promptly provide the SELLERS and SELLERS’counsel with the information necessary to conduct the case as reasonably required by the legal counsel in charge of the case.

6.3.5. In the event NUTRACEA and/or IRGOVEL, at their discretion, have reasons not to question the claim, action or proceeding, and the SELLERS agree with that, the SELLERS’ obligation to indemnify NUTRACEA and/or IRGOVEL for such specific claim, action or proceeding will be waived. On the other hand, should NUTRACEA, and/or IRGOVEL, at their discretion, have reasons to conduct the defense and the SELLERS do not intend to proceed with such defense, NUTRACEA and/or IRGOVEL may proceed with such defense still at SELLERS’ risk upon the result, but all legal expenses, including, but not exhausted to, lawyer’s payment, legal and accounting fees and loss of suit, shall be due by NUTRACEA and/or IRGOVEL themselves.

6.3.6. It is hereby expressly agreed and accepted by the PARTIES that, without prejudice to the Sections hereof, the SELLERS shall not have any obligation whatsoever to indemnify NUTRACEA and/or IRGOVEL for any Losses suffered (i) that results from any breach of the representations and warranties made hereunder by NUTRACEA; (ii) as a result of the adoption of a more conservative provisioning criteria by NUTRACEA and/or IRGOVEL after the date hereof, for any reason whatsoever; or (iii) that results from obligations that may be assumed by NUTRACEA and/or IRGOVEL as from the Financial Statements in their ordinary course of businesses.

6.3.7. The amount regarding a Loss under this Section VI shall be due by the SELLERS to NUTRACEA upon (i) the express decision of the SELLERS to recognize their default with respect to any such claim or request (as provided in Section 6.3.2 above); (ii) a judicial or out-of-court settlement approved by the SELLERS; or (iii) a final court decision, not subject to appeal.

6.3.8 Any labor, tax and social security matters related Losses indemnifiable by the SELLERS hereunder concerning any of the current employees of IRGOVEL, as listed in Schedule Q hereto, will be limited to the potential contingent liabilities indicated in Schedule H of this Agreement. Labor, tax and social security matters concerning any Related Party employed by IRGOVEL will be supported solely by the SELLERS, irrespective of any restrictions of any kind provided for hereunder.

6.3.8.1. For the avoidance of doubt, the PARTIES acknowledge and represent that any Losses with regard to any employees not listed in Schedule Q hereto, whether or not identified in Schedule H of this Agreement, shall be subject to the SELLERS full indemnification hereunder.

6.4. Any Losses and indemnification due by the SELLERS hereunder shall be borne proportionately to their participation in the IRGOVEL as indicated in Schedule C hereto.

6.5. Should the SELLERS be unable to close the Acquisition until the Closing Date, irrespective of the cause of such inability, including the failure to finally fulfill the conditions precedent indicated in the Commitment and in Schedule A hereto, NUTRACEA will be entitled to specific non-compliance indemnification in the amount USD 1,000,000.00 (one million US Dollars).

VI.B INDEMNIFICATION AND REIMBURSEMENT BY NUTRACEA

6.6. Except as otherwise provided in this Section VI, NUTRACEA shall indemnify and hold the SELLERS harmless and its successors and assigns from and against, and shall reimburse the SELLERS for, any Losses, including, any breach or failure to perform any covenant or obligation assumed by NUTRACEA in this Agreement. The amount regarding a Loss under this clause 6.6 shall be due by NUTRACEA at the same time as described in clause 6.7 below.

VI.C GENERAL INDEMNIFICATION PROVISIONS

6.7. Notice. Subject to the provisions of this Section VI, the Party entitled to indemnification (the “Indemnified Party”) shall notify the Party liable for indemnification (the “Indemnifying Party”) within 1/3 (one third) of the time required for the defense and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify any Losses that the Indemnified Party shall have determined to have given or is reasonably likely to give rise to a claim for indemnification hereunder, and to the Indemnifying Party shall be given access to all books and records in the possession or under the control of the Indemnified Party reasonably determined by the PARTIES to be related to such claim. The failure to so notify the Indemnifying Party relieves the Indemnifying Party from any liability that it may have to any Indemnified Party.

6.8. Mitigation of Damages. If any event shall occur which would otherwise entitle an Indemnified Party to assert a claim for indemnification hereunder, no Losses shall be deemed to have been sustained by such Indemnified Party to the extent of any:

(a) net proceeds received by such Indemnified Party from any insurance policy of the SELLERS in effect at any time prior to the date hereof (less the costs of recovering such proceeds, retrospective premium adjustments, experience-based premium adjustments or other forms of self-insurance), with respect thereto, from which policies the PARTIES shall make claims for recovery, provided, however, that there shall be no obligation to remit any such proceeds or any Indemnified Party shall have received notice of any potential Losses as to which full indemnification has not occurred (e.g., because the amount of such Losses with respect thereto has not yet been finally determined); or

(b) offsetting tax benefit actually received or to be received by the Indemnified Party.

6.9. Payments by an Indemnifying Party to an Indemnified Party pursuant to clause 6.6 shall be made within 10 (ten) days from the date of (i) receipt of any insurance proceeds by the Indemnifying Party or (ii) filing of the tax return by the Indemnifying Party on which the related tax benefit is realized, as the case may be. If at any time subsequent to such payment such tax benefit is reduced or increased on account of an audit adjustment or for any other reason, the Indemnifying Party shall so notify the Indemnified Party and the Indemnified Party shall repay to the Indemnifying Party or vice-versa, as the case may be, within 10 (ten) days of receipt of such notice the amount of such reduction, adjusted for inflation according to the variation of the IGP-M.

VII. ADDITIONAL COVENANTS

7.1. Brazilian Central Bank and Real Estate Property Matters. The SELLERS hereby undertake to, at no cost to NUTRACEA, timely supply NUTRACEA with any document or information necessary to regularize any and all issues pertaining to the Brazilian Central Bank and Real State Propery matters indicated in Schedule H. Without prejudice to SELLERS’ obligation to indemnify Losses incurred by NUTRACEA as provided in Section VI hereof, all costs, fees and expenses arising from the regularization of these matters shall be borne exclusively by NUTRACEA and each PARTY will bear the fees of its respective counsels or contracted third parties.

7.2. The SELLERS acknowledge that each and all of them, as consideration for the sale of the Quotas, shall receive a fair and adequate price for the Quotas, and that as a result, for 5 (five) years as of the Closing Date, shall not, directly or through a Related Party, be admitted or invest in, own, operate, finance, participate of, operate, manage, be employed by, associate with, render any services or consulting services to, businesses equal or equivalent to those carried out by IRGOVEL, or businesses that involve activities that directly or indirectly may compete with IRGOVEL, mainly with legal entities that notably are in the same or equivalent business or that develop activities equal to or similar to those that integrate the corporate purpose of IRGOVEL.

7.3. Further, for the same period mentioned in clause 7.2. above, the SELLERS shall not, on their account, for the benefit of a Related Party or any third parties, induce or try to induce the termination of any agreements executed with any employee or third parties contracted by IRGOVEL, interfere in the relationship maintained by IRGOVEL with its employees or third parties contracted by IRGOVEL, employ or hire any employee or third parties contracted by IRGOVEL, induce or try to induce any client, supplier, commercial agent, distributor, licensee or any third party conducting business with IRGOVEL to terminate their relationship with IRGOVEL, or, in any way, to interfere with the commercial relationship maintained by IRGOVEL with any client, supplier, commercial agent, distributor, licensee or any third party conducting business with IRGOVEL.

7.4. Non-compliance with the obligations undertaken under clauses 7.2 and 7.3 above shall subject the SELLERS to the payment of damages, without prejudice to the sanctions foreseen in the applicable laws.

VIII. CONFIDENTIALITY

8.1. Confidentiality. The SELLERS and NUTRACEA hereby irrevocably and irreversibly undertake to, directly or indirectly through a Related Party: (i) keep under strict confidentiality all Confidential Information related to the activities of the SELLERS, NUTRACEA and IRGOVEL as well as any related transaction contemplated herein; (ii) refrain from disclosing the Confidential Information to third parties, except upon the prior written consent of the PARTY to which the Confidential Information relates, or if required by law, court order or administrative process; and (iii) directly or indirectly use the Confidential Information to its avail.

8.1.1 NUTRACEA and the SELLERS will consult with each other before issuing any press releases, trade releases or otherwise making any statements which could become public with respect to the present sale and purchase of quotas, except as required by the applicable law. Notwithstanding the foregoing, NUTRACEA may issue press releases and other such public announcements after this Agreement becomes binding.

8.2. The confidentiality obligation set forth in Section 8.1 shall survive the expiration or termination of this Agreement.

IX. BINDING AGREEMENT

9.1. This Agreement is entered into on an irrevocable and irreversible basis, and shall be binding upon or inure to the benefit of the PARTIES and their respective successors and authorized assigns.

9.2. This Agreement may not be assigned by either PARTY to third parties without the prior written consent of the other PARTIES, provided, however, that NUTRACEA may assign this Agreement and its rights and obligations hereunder, without prior written consent of the other party, to any Person directly or indirectly controlled by it or that is a part of its economic group, including Nutra SA, LLC, a Delaware limited liability company formed in accordance with the laws of the State of Delaware. Any assignment shall be formalized in an addendum hereto and executed by all PARTIES.

9.3. Liability for and risk of loss or damage of any and all of IRGOVEL’s assets and property shall pass to NUTRACEA only upon the satisfaction of the terms of this Agreement by both parties on the Closing Date.

X. MISCELLANEOUS

10.1. Disclosures. All the Schedules attached to this Agreement constitute an integral part hereof.

10.2. Focal Points. The PARTIES shall use their best efforts to reach an out-of-court agreement to resolve any dispute which may arise, and will make such amendments as are in the spirit of this Agreement by mutual consent.

10.3. Announcement. The SELLERS and NUTRACEA shall consult each other as to the terms, time and manner of any announcement to shareholders, employees, customers, suppliers, press or to any third parties of this Agreement, the closing or anything else related to the transaction contemplated herein. No announcement shall be made except in agreed terms save (in the absence of agreement) for any statement or disclosure which may be required by law or called for by or conforming with the requirements of any regulatory bodies, and any such statement or disclosure shall be no more extensive than is necessary to meet the minimum requirements imposed upon the PARTY making such a statement or disclosure.

10.4. Further Assurances. The PARTIES agree to execute and deliver or cause the execution and delivery of such other documents, certificates, agreements and other written materials and, subject to the terms and conditions herein, to take such other action as may be reasonably necessary or desirable to effect the transactions contemplated in this Agreement, the wording of which shall be agreed to by the PARTIES.

10.5. Amendment, Consent, Waiver. This Agreement may not be amended without the prior consent of all PARTIES, and any waiver or consent shall be granted in writing hereunder, duly signed on behalf of the PARTIES. Any amendment or modification shall be formalized in an addendum hereto and executed by all PARTIES.

10.6. Notices. Notices, communications and/or notifications regarding implementation hereof shall be made by letter against receipt, facsimile, e-mail or through registry or court channels, and must be addressed to the PARTIES at the following addresses:

To NUTRACEA:

NUTRACEA, a California Corporation
Attn : Bradley Edson
Address: 5090 N. 49th Street, suite 400, Phoenix, AZ 85018
Fax: 602 840-3599
E-mail: bedson@nutracea.com

with copy to:

Felsberg, Pedretti, Mannrich e Aidar Advogados e Consultores Legais
Attn.: Thomas Felsberg
Address: Avenida Paulista, 1294 - 2 andar - Cerqueira César - São Paulo/SP
Fax: 55 11 3141-9150
E-mail: thomasfelsberg@felsberg.com.br

To the SELLERS:

Etron -	Empreendimentos e Participações Ltda.
Attn :	Maria De Fatima Teixeira Do Amaral Brito
Edílson Teixeira Do Amaral Brito
Address:	Avenida Fernando Osório, sala A, Bairro Três Vendas,
Pelotas, Rio Grande do Sul, CEP 96065-000.
E-mail:	mftbrito@hotmail.com
edilsonbrito5@hotmail.com

To IRGOVEL:

Address:	Avenida Presidente João Goulart, 7351, Distrito Industrial.
City of Pelotas, State of Rio Grande do Sul, CEP 96.040-000
Fax:	55 53 3028-9695
E-mail:	irgovel@irgovel.com.br

10.6.1.
Notices, communications and/or notifications shall be considered delivered on the date affixed to the receipt protocol, on the date of formalization of the judicial or extrajudicial notification, or on the date or at the time the facsimile or e-mail is received.

10.6.2.
In the event of changes of address and/or facsimile number, one PARTY shall indicate in writing to the other PARTY its new address and/or facsimile number, and failure to do so shall mean that any notice, communication and/or notification sent to the address indicated hereinabove, or to any earlier address indicated in writing, shall be considered valid.

10.7. Lack of Validity or Enforceability. Should one or more provisions hereof be invalid or unenforceable in any respect, or in relation to any jurisdiction, instance or court, this lack of validity or enforceability shall not invalidate the other provisions hereof.

10.8. Entire Agreement. This Agreement and Schedules thereto constitute the entire agreement between the PARTIES as regards the transaction dealt with herein and supersedes all previous agreements, negotiations and documents produced by the PARTIES in connection with the Acquisition and the transactions contemplated herein. The PARTIES agree that this Agreement truly reflects all the negotiations previously held and the intentions of the PARTIES as to said negotiations, and to all effects only this Agreement and Schedules thereto shall govern the relationship between the PARTIES as regards this transaction for all due purposes.

10.9 SELLERS’ Attorney-in-fact. The SELLERS, OSMAR TEIXEIRA DO AMARAL BRITO NEWMAN TEIXEIRA DO AMARAL BRITO, SAMUEL AMARAL BRITO JÚNIOR, DARLENE DO AMARAL BRITO COSTA, MARIA ZENIA AMARAL BRITO VILELA, MARIA HELENA AMARAL BRITO FERREIRA, CANDIDA MARIA TEIXEIRA DO AMARAL BRITO and DILMAR TEIXEIRA BRITO ALDOMIRO PEREIRA FALEIRO appoint on an irrevocable basis, under Article 684 of the Brazilian Civil Code, the SELLERS, Etron - Empreendimentos e Participações Ltda., a company organized and existence in accordance with the laws of the Federative Republic of Brazil, headquartered at Avenida Fernando Osório, sala A, Bairro Três Vendas, in the city of Pelotas, State of Rio Grande do Sul, CEP 96065-000 (the “Sellers’ Attorney”), as their attorneys-in-fact, for the purpose of acting, either jointly or individually, represent each of the SELLERS in connection with all matters contemplated in this Agreement, before NUTRACEA, IRGOVEL, and therefore any judicial or administrative authorities, including without limitation, the Central Bank of Brazil, the Federal Revenue Services, Commercial Registry, any court or arbitral tribunal, any banks and/or any third parties, with full powers to, on behalf of either one or all the SELLERS, receive any amounts owed to them hereunder, including without limitation for the payment the Final Purchase Price and grant the relevant releases, sign any amendments to this Agreement and to IRGOVEL’s Articles of Association any other documents related hereto or thereto and/or the transactions contemplated herein or therein, negotiate and agree with any terms and conditions to be set forth in any of these documents, transfer title to the Quotas to NUTRACEA, give releases, renouncements, compromises and receive any judicial or extrajudicial notices and service of process or any other legal summons and communications and perform any acts or sign any other documents, on behalf of either one or all the SELLERS, for the purposes above.

10.10 Except as otherwise established in this Agreement, all taxes, fees, costs and expenses required for or related to the accomplishment, obtaining approvals and perfecting of: (i) the filing of the amendment to IRGOVEL’s Articles of Association substantially in the form of Schedule G thereto with the competent Board of Trade, (ii) the registration of this Agreement and any other documents related thereto with the competent public registries in Brazil, (iii) the approval of the transaction provided herein by any governmental authorities, and (iv) the accomplishment of any other formalities and actions as required under applicable laws and regulations for the full perfection of the transactions contemplated herewith , shall be borne by NUTRACEA.

XI. GOVERNING LAW AND JURISDICTION

XI.A. GOVERNING LAW

11.1. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil. This Agreement shall be executed in both English and Portuguese languages and in case of a discrepancy between them, the Portuguese version shall prevail.

XI.B. ARBITRATION

11.2. Any dispute, claim or controversy in connection with the interpretation, fulfillment or execution of this Agreement shall be definitively settled through arbitration by, and in accordance with the rules of, the Mediation and Arbitration Chamber of São Paulo. The Arbitral Tribunal shall decide based on the substantive laws of the Federative Republic of Brazil.

11.3. The Arbitral Tribunal will be composed of three (3) arbitrators, all of them fluent in written and spoken Portuguese and English, necessarily skilled in Brazilian commercial and business matters, having each PARTY the right to appoint one, being the third one, the President of the Arbitral Tribunal, appointed by the first two.

11.4. The PARTY that wishes to establish the Arbitral Tribunal shall notify the other of its intention, giving the detailed reasons for establishing it and the scope of the dispute, claim or controversy and shall thereupon appoint its arbitrator.

11.5. The Arbitral Tribunal shall have its seat in the City of Porto Alegre, State of Rio Grande do Sul, Brazil, and the procedures shall be conducted in Portuguese. A sworn translator Portuguese/English may be used as deemed necessary.

11.6. The arbitral award shall be written in Portuguese. The PARTIES shall bear the costs of the procedures, including the arbitrators’ fees, in the proportion to be determined by the Arbitral Tribunal or, in the absence of any such determination, each for fifty percent (50%). Nevertheless, the defeated PARTY shall reimburse the other PARTY of all and any amounts disbursed pursuant to such arbitration proceeding, including but not limited to the arbitrators’ fees and any other amounts, costs and expenses.

11.7. The arbitration shall be the exclusive method for resolution of any dispute, claim or controversy under this Agreement and the arbitration award shall be final, conclusive and binding, subject to the provisions of Law No. 9307 of September 23, 1996.

11.8. The PARTIES agree that either PARTY may have the need to obtain immediate relief from a court of law. Therefore, the filing for and obtaining of injunctive relief (or another type of remedy which cannot be obtained from an arbitration tribunal under Brazilian law) in connection with this Agreement shall be accepted, and shall not be considered a breach hereof. For the purposes of obtaining immediate relief, the Parties elect the jurisdiction of the courts of the City of Porto Alegre, State of Rio Grande do Sul, to the express exclusion of all others, no matter how privileged they may be.

IN WITNESS WHEREOF, the Parties hereto have caused this Quotas Purchase and Sale Agreement to be duly executed as of the day, month and year first above written above in 3 (three) original counterparts of equal form and content

PURCHASER:

NUTRACEA, a California Corporation
Por/ By : Bradley Edson
Cargo/ Title: Chief Executive Officer

SELLERS:

DARLAN TEIXEIRA DO AMARAL BRITO

EDILSON TEIXEIRA DO AMARAL BRITO

[continued from the signature page of the Quotas Purchase and Sale Agreement dated as of 31st january 2008, executed between NUTRACEA, SELLERS and IRGOVEL]

BY POWER-OF-ATTORNEY OF:

OSMAR TEIXEIRA DO AMARAL BRITO
NEWMAN TEIXEIRA DO AMARAL BRITO
SAMUEL AMARAL BRITO JÚNIOR
DARLENE DO AMARAL BRITO COSTA
MARIA ZENIA AMARAL BRITO VILELA
MARIA HELENA AMARAL BRITO FERREIRA
CANDIDA MARIA TEIXEIRA DO AMARAL BRITO
HELENA TEIXEIRA BRITO
ALDOMIRO PEREIRA FALEIRO

SIGNS: MARIA DE FATIMA TEIXEIRA DO AMARAL BRITO
INTERVENING PARTY:

IRGOVEL - INDÚSTRIA DE ÓLEOS RIOGRANDENSE LTDA.

By: Edílson Teixeira Do Amaral Brito	By: Darlan Teixeira Do Amaral Brito
Title: Manager	Title: Manager

WITNESSES:

Name:	Name:
Id:	Id:
Taxpayer's registration:	Taxpayer's registration: